Exhibit 3.1

BYLAWS

SUZANO S.A.

Publicly Held Company of Authorized Capital
CNPJ/MF n° 16.404.287/0001-55

NIRE n° 29.300.016.331

CHAPTER I
NAME, HEAD OFFICE,

DURATION AND PURPOSE

Clause 1 — SUZANO S.A. (“Company”) is a Brazilian publicly held company with authorized capital, governed by these Bylaws and by the applicable legislation, operating in an ethically responsible manner and with respect for human rights.

Sole Paragraph — With the admission of the Company in the special listing segment of the Novo Mercado of B3 S.A. — Brasil Bolsa, Balcão (“B3”), the Company, its shareholders, managers and audit board members are subject to the Novo Mercado Listing Regulations of the B3 (“Novo Mercado Rules”).

Clause 2 — The Company has its head office in the city, municipality and district of Salvador, State of Bahia, which is its legal jurisdiction.

Clause 3 — The Company shall have indeterminate duration.

Clause 4 — The objects of the Company are:

(a)                       manufacture, trade, import and export of pulp, paper and other products originated from the transformation of forest materials, including their recycling, as well as wood and products related to the printing industry;

(b)                       formation and commercial operation of homogenous forests, company-owned or owned by third parties, directly or through contracts with companies specializing in forest cultivation and management;

(c)                        provision of services, and import, export and commercial operation of assets related to the Company’s purposes;

(d)                       transportation, by itself or by third parties;

(e)                        holding interest as a partner or shareholder in any other company or project;

(f)                         operation of port terminals;

(g)                       generation and sale of electricity;

(h)                       rendering of waterborne transport services by means of cabotage and inland navigation, as well as auxiliary activities such as maritime operations and signaling;

(i)                          rendering of port operator services for the movement and storage of goods, for or deriving of waterborne transport, within the organized port area; and

(j)                          operation of airports and landing fields.

CHAPTER II
CAPITAL STOCK AND SHARES

Clause 5 — The capital stock of the Company, fully subscribed is of nine billion, two hundred and sixty-nine million, two hundred and eighty one thousand, four hundred and twenty four reais and sixty three cents (R$9,269,281,424.63), divided into one billion, three hundred and sixty one million, two hundred and sixty-three thousand, five  hundred and eighty-four (1,361,263,584) common shares, all nominative and book- entry type, with no par value.

§ One — The registered capital may be increased without any change in the Bylaws, by decision of the Board of Directors, up to the limit of seven hundred and eighty million, one hundred and nineteen, seven hundred and twelve (780,119,712) ordinary shares, all exclusively book-entry type.

§ Two — The Company may not issue preferred shares.

§ Three — In the event of an increase in capital, pursuant to the terms of the law, the shareholders shall have the preemptive right in subscription of the shares to be issued, in proportion to the number of shares that they hold.

§ Four — The Board of Directors may exclude the right of first refusal for existing shareholders in any issue of shares, debentures convertible into shares or warrants the placement of which is made through (i) sale on securities exchanges or by public subscription or (ii) exchange of shares, in a public offering for acquisition of control, in accordance with the legislation.

§ Five — In the event of capital increase by incorporation of reserves or of funds of any kind, the new shares, if issued, shall maintain the same proportions in relation to quantity of shares as those existing at the moment prior to the increase, and the rights attributed to the shares issued by the Company must be fully obeyed.

Clause 6 — Any shareholder who for any reason does not within the specified period pay in any call for capital to subscribe shares of the Company shall, for the full purposes of law, be regarded as in arrears and subject to payment of the amount subscribed with monetary adjustment, in accordance with the law, by the Market General Price Index (IGP-M, published by the FGV), plus interest of twelve percent (12%) per year and a penalty payment of ten percent (10%) on the amount of the outstanding balance of the call.

CHAPTER III

THE SHAREHOLDERS MEETING

Clause 7 — The Shareholders Meeting shall be convened, ordinarily, in one of the four (4) months following the ending of the business year and, extraordinarily, at any time when called by the Chairman of the Board of Directors, by a Vice-Chairman of the Board of Directors, or in any of the cases provided for by law.

Sole Paragraph — The Shareholders Meeting which has as a matter of its agenda the resolution over (i) the cancellation of the company’s registry as a publicly held company, (ii) the withdraw of the Company from the Novo Mercado or (iii) the change or the exclusion of Clause 30 below, shall be called, with at least, sixty (60) days in advance.

Clause 8 — The Shareholders Meeting shall be declared to be in session by the Chairman of the Board of Directors, or by any of the Vice-Chairmen of the Board of Directors, by the Chief Executive Officer, or by the Investor Relations Officer and the shareholders shall then immediately elect the Chairman of the Meeting, who shall request one of those present to be secretary of the Meeting. The Shareholders Meeting may also be declared to be in session by an attorney-in-fact, appointed for that specific purpose by the Chairman of the Board of Directors or by the Chief Executive Officer.

CHAPTER IV
THE MANAGEMENT

Clause 9 — The following are the Company’s management bodies: (a) the Board of Directors; and (b) the Statutory Executive Board of Officers.

Clause 10 — The Board of Directors is a committee decision body, and representation of the Company is a private right of the Statutory Chief Executive Officers and Statutory Executive Officers.

§ One — The term of office of the members of the Board of Directors is two (2) years, and that of the Statutory Executive Board of Officers is one (1) year, but both shall be extended until the new members appointed are sworn in. Board members will serve a unified term and re-election is allowed.

§ Two — The investiture of the members of the Board of Directors and of the Statutory Executive Board of Officers is conditional on the prior execution of the Managers’ Term of Investiture in accordance with the Novo Mercado Rules, as well as their compliance with the applicable legal requirements.

§ Three — The positions of Chairman of the Board of Directors and Chief Executive Officer or key executive of the Company cannot be held by the same person.

Clause 11 — The Annual Shareholders Meeting shall, annually, determine the global compensation amount of the members of the Board of Directors and Statutory  Executive Board of Officers, it being for the Board of Directors to decide on the form of distribution of the amount fixed, between its members and those of the Statutory Executive Board of Officers.

SECTION I

THE BOARD OF DIRECTORS

Clause 12 — The Board of Directors shall be made up of between five (5) and ten (10) members, resident in or outside Brazil, elected and dismissed by the Shareholders Meeting, who shall appoint a Chairman and up to two (2) Vice-Chairmen from among them.

§ One — Out of the members of the Board of Directors, at least twenty percent (20%) shall be Independent Directors, as per the definition of the Novo Mercado Rules, and expressly declared as such in the Shareholders Meeting which elects them, being also considered as independent the Directors elected upon the faculty set forth by paragraphs 4 and 5 of article 141 of Law No. 6,404/76 (“Corporations Law”).

§ Two — When, due to the compliance of the percentage referred in the paragraph above, results in a fractional number of directors, it shall proceed with the rounding in the terms of the Novo Mercado Rules.

Clause 13 — The Board of Directors shall meet on being called by its Chairman, or any of its Vice-Chairmen or by the Chief Executive Officer, with a minimum of two (2) days notice and indication of the agenda. Convocation may be by electronic mail. The quorum for the Board to be in session at first (1st) call is at least two-thirds (2/3) of its members, provided that at least the Chairman or one of the Vice-Chairmen of the Board of Directors shall be present, and, on second (2nd) call, the majority of its members, provided that at least the Chairman or one of the Vice-Chairmen of the Board of Directors shall be present. The decisions of the Board of Directors shall be taken by a majority vote of members present at the meeting, provided that one is the Chairman or one of the Vice-Chairmen. In the event of a tied vote, the Chairman of the Board of Directors shall have a casting vote.

§ One — Members of the Board of Directors may take part in meetings by telephone, videoconference or other means of communication; and to ensure effective participation and authenticity of the vote, members should, within the three (3) days following meetings, deliver to the head office, or send by e-mail, documents signed by them confirming their participation and the content of their votes. This procedure may be dispensed with by the said member signing the corresponding minutes of the meeting of the Board of Directors, which must make reference to the medium by which  the member stated his or her opinion.

§ Two — Any member of the Board of Directors shall have the right to be represented, through written document or through e-mail, by another member of the Board of Directors, whether for the formation of a quorum, or for voting, with the option to indicate, or not, his or her vote. This representation shall be extinguished simultaneously with the closing of the meeting of the Board of Directors.

§ Three — Similarly, votes shall be valid if made by letter, telegram or e-mail, when received by the Chairman of the Board of Directors or his substitute, up to the end of the meeting.

§ Four — The Chairman of the Board of Directors may invite any of the members of the committees of the Board of Directors or any of the Executive Officers who are not members of the Board of Directors to attend meetings, but without the right to vote, any members of executive committees to the Board of Directors (statutory or not) or the Statutory Executive Board of Officers that not a member of the Board of Directors, and, also, any other executive of the Company, or the representative of the Company’s external auditors, or any third party who may be able to contribute opinions, information or suggestions or able to assist in the decisions of the members of the Board.

§ Five — The Board of Directors may also appoint an honorary member, a person of recognized professional competence with a history of dedication to the Company, who may be consulted on an information basis at the meetings of the Board of Directors, under rules and conditions to be set by the Board of Directors.

Clause 14 — The following shall be the attributes of the Board of Directors:

(a)                                to fix the general orientation of the Company’s business, subject always to the ethical values adopted by the community where it is working, especially respect for human rights and the environment;

(b)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to elect, evaluate or dismiss Statutory Executive Officers of the Company, at any time, and to set the attributions and competencies of each one of them where these are not provided by these Bylaws, as well as orient the vote of the Company, its subsidiaries or controlled companies, in the election of the managers of the subsidiaries or controlled companies or other companies in which the Company, its subsidiaries or controlled companies hold any equity interest, whenever the Company’s, its subsidiaries or controlled companies investment to which the manager will be elected represents an amount equivalent to at least five percent (5%) of the Company’s net equity, as disclosed in the Company’s Financial Statements for the most recent year-end closing;

(c)                                 to inspect the management as effected by the Statutory Executive Officers; to examine the books and papers of the Company at any time; to request information on contracts signed or to be signed, and any other actions;

(d)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to state an opinion on the management report and accounts of the Statutory Executive Board of Officers;

(e)                                 if a Committee is created to evaluate the matter hereof, after listening such committee, to appoint and dismiss the independent auditors, subject to the right of veto provided for by law;

(f)                                  if a Committee is created to evaluate the matter hereof, after listening such committee, to approve the accounting criteria and practices;

(g)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to approve the long-term global strategy to be obeyed by the Company and by the subsidiary companies, and also the long-term global strategy to be proposed for the affiliated companies;

(h)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to examine, approve, and monitor the execution of, the annual and multi-year capital expenditure; and

operational budgets consolidated, which shall be prepared by the Statutory Executive Board of Officers;

(i)                                   to monitor and evaluate the economic and financial performance of the Company;

(j)                                   to state opinions on any proposals or recommendations made by the Statutory Executive Board of Officers to the General Shareholders Meeting;

(k)                                to decide on the grant, or not as the case may be, of the preemptive right of shareholders, or to reduce the period of this right, in issues of shares, debentures convertible into shares, or warrants, the placement of which is made by one of the methods referred to in article 172 of the Corporations Law;

(l)                                   subject to the terms of line “k” above, to decide on the issue of securities, including promissory notes, for public or private distribution, inside or outside Brazil, in accordance with the respective legislation;

(m)                            if a Committee is created to evaluate the matter hereof, after listening such committee, to authorize initial or subsequent participation of the Company as a partner, shareholder or member of a consortium, in another company (except for wholly owned subsidiaries) or undertaking, the giving in guarantee of any interest so acquired to third parties in the Company’s transactions, or disposal in any manner or form of any shareholding or interest which is part of the Company’s assets;

(n)                                to authorize the acquisition of shares in the Company, for the purpose of cancellation, or holding in treasury and subsequent sale;

(o)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to appoint the Investor Relations Officer;

(p)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to authorize the Statutory Executive Board of Officers, with limits of authority to be defined by a resolution approved at a meeting of the Board of Directors, the minutes of which meeting shall be duly registered with the competent Board of Trade:

(p.1)        to sell, place a charge on or acquire assets related to the Company’s fixed assets and those referred in line “m” of this Clause;

(p.2)        to give a real guarantee of any nature, or to give a chattel mortgage;

(p.3)        to agree asset or liability financial transactions, including those known as “vendor” transactions, in which the  Company is  a guarantor  for  its clients;

(p.4)        to sign any other contracts in  accordance  with  defined  limits  of  authority in relation to amounts;

(p.5)        to carry out, or order to be carried out, any acts not expressly provided   for in these Bylaws, provided that such acts are legally within its competence; and

(p.6)        to bring actions, make concessions, reach agreements or withdraw legal proceedings, procedures, measures or any other demands in Court, administrative or arbitration proceedings, and also to carry out voluntary tax offsetting, such as may result in or can result in obligations or rights on the part of the Company, or which may prejudice or can prejudice the Company’s reputation or image;

(q)                                to decide on the establishment of a consultative council to provide advice to the members of the Board of Directors, and to set the positions, remuneration and rules for functioning of that body;

(r)                                 to create other committees to advice the Board of Directors, whenever it deems this to be desirable, subject to the terms of Clause 15 below;

(s)                                  if a Committee is created to evaluate the matter hereof, after listening such committee, to nominate people to drive sectors or areas of the Company, as non-statutory Executive Officer, who shall report to an Statutory Executive Officer, not implying such procedure in the delegation of powers which, by law or the present Bylaws, are exclusive of Statutory Executive Officers elected, neither attributing to them, therefore, the condition of member of any statutory organ;

(t)                                   if a Committee is created to evaluate the matter hereof, after listening such committee, to recommend, in favor or against, any tender offer for the acquisition of shares which aim at acquiring the shares issued by the Company (“OPA”), by means of a prior justified opinion, disclosed in up to fifteen (15) days as from the publication of the OPA notice, which shall encompass, at least (i) the convenience and opportunity of the terns offer for the acquisition of shares in relation to the joint interest of the shareholders and in relation to the liquidity of the securities; (ii) the repercussions of the tender offer for the acquisition of shares on the Company’s interests; (iii) the strategic plans disclosed by the offeror in relation to the Company; and (iv) other items that the Board of Directors considers pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission (“CVM”); and

(u)                                if a Committee is created to evaluate the matter hereof, after listening such committee, to define a triple list of companies specializing in economic valuation of companies for the preparation of an appraisal report of the Company’s shares, in cases of OPA for cancellation of registration as a publicly held company or for the withdraw from the Novo Mercado.

Clause 15 — The Board of Directors may establish other advisory committees, which function is to opine over the matter of their competence, in the terms of these Bylaws and the resolutions of the Board of Directors. The recommendations of the committees shall have an exclusive opinionative character, being that the members of the committees shall not have any deliberative power or responsibility for the resolutions.

§ One — The rules regarding composition, duties and competence of an eventual committee that comes to be created by the Board of Directors are to be defined in the specific act of creation of these committees and/or in the resolutions of the committees that follow their creation.

§ Two — The committees may have assistance from other professionals, and also an administrative support structure. The Company shall pay the remuneration of such professionals, including that of the members of the committees and the expenses of the administrative support structure. When the committees believe it to be necessary, they may also hire consultancy services from external professionals, whose fees shall be paid by the Company.

Clause 16 — The Chairman of the Board of Directors has the following attributions, with the assistance, in relation to the matters in lines “b”, “c” and “d” below, at his exclusive option, of the respective Committees of the Board of Directors:

(a)                                to represent the Board of Directors in dealings with other parties;

(b)                                to suggest to the Board of Directors the general orientation of the Company’s business to be transmitted to the Statutory Executive Board of Officers;

(c)                                 to prepare all the elements necessary for the practice of the acts which are within the competence of the Board of Directors; and

(d)                                to accompany and give support to the activities of the Statutory Executive Board of Officers and/or of any of its members.

Clause 17 — If the Chairman of the Board of Directors is temporarily absent, he shall be substituted by one of the Vice-Presidents of that body, and it shall be for the Chairman of the Board of Directors to indicate the substitute; and when this does not happen, it shall be for the Board of Directors to make such indication. The same criterion shall be adopted in the same cases for any other member, who shall be substituted by one of his peers.

§ One — If a vacancy occurs on the Board of Directors, the seat may remain vacant until the next Annual Shareholders Meeting, without prejudice of a nomination of a substitute, in order to complete the current mandate, by the remaining directors in a Board of Directors Meeting, in the form of article 150 of the Corporations Law, if one is necessary to maintain the minimum number of members of that body, or if it is deemed convenient that the post should be filled.

§ Two — The substitutions provided for in this Clause shall result in the exercise of the functions and of the right to vote in the meetings of the Board of Directors, but not in the remuneration and other advantages of the person substituted.

SECTION II

THE STATUTORY EXECUTIVE BOARD OF OFFICERS

Clause 18 — The Statutory Executive Board of Officers shall be comprised of one (1) Chief Executive Officer and between four (4) and nine (9) Statutory Executive Officers, resident and domiciled in Brazil, and of recognized technical and administrative ability, who may be shareholders, elected by the Board of Directors and able to be dismissed by it at any time, and also to be re-elected.

§ One — The participation of Statutory Executive Officers in the meeting, by telephone, videoconference or other means of communication is allowed; and in order to ensure the effective participation and authenticity of their vote, the Statutory Executive Officers shall deliver, within three (3) days following the meetings, at the Company’s headquarters or send by e-mail, documents signed by them confirming their participation and the content of their votes, and such action shall be waived upon the signature of the corresponding minutes of the meeting of the Statutory Executive Board of Officers by said Statutory Executive Officer, which shall refer to the manner in which the Statutory Executive Officer has expressed himself.

§ Two — The area of specific activity and competence of each of the members of the Statutory Executive Board of Officers may be fixed by the Board of Directors, when not specified in these Bylaws.

§ Three — The managers are not permitted to give personal guarantees.

Clause 19 — In the temporary absence:

(a)                                of the Chief Executive Officer, his replacement shall be designated by the Chairman of the Board of Directors, from among the members of the Board of Directors or the Statutory Executive Board of Officers; and

(b)                                of any other Statutory Executive Officer, his replacement shall be designated by the Chief Executive Officer, from among the other members or from the direct subordinates of the Statutory Executive Officer who is absent or prevented, on his recommendation. In this latter case, the direct subordinate who is substituting the absent Statutory Executive Officer shall take part in all the routine activities and shall have all the duties of the said officer, including that of being present at meetings of the Statutory Executive Board of Officers to instruct on matters relating to the Statutory Executive Officer who is substituted, without, however, exercising the right to a vote of receiving the remuneration of the person substituted.

§ One — In the event of a seat on the Statutory Executive Board of Officers becoming vacant, the Board of Directors shall meet to fill the vacant seat, if this be necessary to provide the minimum number of members of that body, or if the Board of Directors believes it to be convenient to fill the post. The term of office of the Statutory Executive Officer thus elected shall terminate simultaneously with that of his peers.

§ Two — Subject to the terms of line “b” of the head paragraph of this Clause, substitutions made under this Clause shall result in the substitute having the post of the person substituted as well as his or her own, including the right to vote, but excluding the right to receive the remuneration or other advantages of the person substituted.

Clause 20 — The Statutory Executive Board of Officers shall meet on calling by the Chief Executive Officer, or by two (2) Statutory Executive Officers, with up to two (2) days prior notice, this period being dispensed with when all of the members take part in the meeting.

§ One — The meetings of the Statutory Executive Board of Officers shall be valid when the majority of its members are present, including the Chief Executive Officer or his substitute.

§ Two — Decisions at all meetings of the Statutory Executive Board of Officers shall be taken by the majority of the members present and recorded in minutes. In the event of a tied vote, the Chief Executive Officer shall have the casting vote.

§ Three — The Statutory Executive Officers may meet independently of the formality of calling, when there is an urgent subject. For this meeting to be valid it is necessary that two-thirds (2/3) of the members of the Statutory Executive Board of Officers to be present or represented, and that the decision be taken unanimously

Clause 21 — The following shall be attributions of the Statutory Executive Board of Officers:

(a)                                to comply with the terms of these Bylaws, and the decisions of the General Meeting of Shareholders and of the Board of Directors, and cause them to be complied with;

(b)                                to administer and manage the Company’s business in accordance with the orientation established by the Board of Directors;

(c)                                 to produce monthly interim financial statements and deliver them to the Board of Directors;

(d)                                to prepare the financial statements for each business period, as specified in these Bylaws, including a proposal for allocation of the profit, and submit them to the Board of Directors;

(e)                                 to propose to the Board of Directors the approval of the procedures referred to in Clauses 27 and 28 of these Bylaws;

(f)                                  to prepare the annual and multi-year operations and capital expenditure budgets, including, among other matters, the forestry, industrial, commercial, financial and human resources plans, to be submitted by the Chief Executive Officer to the Board of Directors;

(g)                                to decide on the transactions indicated in lines “p.1” to “p.4” and “p.6” of Clause 14 of these Bylaws, subject, when their value does not exceed the amounts indicated in those sub-items, to the authorized limit amounts previously established by the Board of Directors or, if their value does exceed the amounts indicated in those sub-items, after prior submission to the Board of Directors, as well as to resolve on investments on wholly owned subsidiaries in any amounts;

(h)                                to open and/or close branch offices or warehouses throughout the whole of Brazil;

(i)                                   to inform the Board of Directors, in the person of its Chairman, in relation to any question of singular importance for the Company’s business; and

(j)                                   to seek continuous improvement in the organizational climate and results.

Clause 22 — In acts and transactions which create obligations for the Company or exonerate third parties from obligations to it, the Company shall be represented, actively and passively, by any two (2) of its Statutory Executive Officers.

§ One — The Company may be represented by one (1) Statutory Executive Officer and one (1) person holding a power of attorney, by two (2) persons holding powers of attorney or even by one (1) person holding a power of attorney, provided that the power of attorney itself is given by two (2) Statutory Executive Officers, provided that the said power of attorney precisely and consistently specifies the powers that it gives and its period of validity.

§ Two — No powers may be subrogated under any power of attorney, except for the purposes of court proceedings and in-court representation.

§ Three — The Company may, subject to the terms of this Clause, be represented by a single Statutory Executive Officer, or by an attorney-in-fact with specific powers to practice any of the following acts:

(a)                                in acts of endorsement of checks or trade bills in favor of financial institutions, in the former case for the purposes of deposit in the Company’s account; or in the latter case for the purposes of discount and/or deposit and/or trading charge and/or collection; also signing the respective contracts, proposals and bordereaux;

(b)                                representation of the Company before any federal, state or municipal public office, or independent public authority, or public companies, public mixed- capital companies or foundations, solely for administrative purposes;

(c)                                 representation of the Company before the Labor Courts, the Public Attorneys’ Offices, or in dealings with labor unions, including for the purposes of appointing representatives and in matters relating to hiring, suspension and dismissal of employees and/or labor agreements including labor litigation; and

(d)                                representation of the Company in relation to third parties, for the purposes of representation which does not involve any type of obligation on the Company.

§ Four — Except for purposes of the Courts, and of representation of the Company in administrative disputes and procedures relating to brands and patents, all other powers of attorney given by the Company shall have a maximum period of validity, namely up to June 30 of the year following the year in which they are given, unless there be established a shorter period, which must in any event always be included in the respective instrument.

Clause 23 — The following are attributions of the Chief Executive Officer:

(a)                                without prejudice to the terms of Clause 22 above, to represent the Company actively or passively in the courts or outside the courts, especially to give personal testimony, and for this function he may designate a person to represent him, by special power of attorney;

(b)                                to represent the Company in its public and private relationships at a high level;

(c)                                 to oversee all the Company’s activities in conformity with the orientation established by the Board of Directors;

(d)                                to submit the annual and multi-year operations and capital expenditure budgets to the approval of the Statutory Executive Board of Officers and the Board of Directors;

(e)                                 to submit to examination by the Statutory Executive Board of Officers the statistics, reports and statements which give evidence of the global results of the Company, including those of the affiliated and subsidiary companies;

(f)                                  to stimulate good relations between the Statutory Executive Board of Officers, eventual committees and the Board of Directors, based on the interests of the Company;

(g)                                to keep the Board of Directors, in the person of its Chairman, constantly informed on all the facts and acts relating to the Company’s activities and investments, discussing all the material aspects with him;

(h)                                to propose to the Board of Directors:

(h.1)  setting of financial policy, at high level, to be followed by the Company and by the subsidiary companies, and to be proposed to the affiliated companies;

(h.2)  decision on the long-term global strategy to be followed by the Company and by the subsidiary companies, and to be proposed to the affiliated companies;

(h.3)  acquisition by the Company, or its subsidiaries, or affiliated companies,   of an initial or subsequent interest, through shares, in any other company, and also the disposal of, or the placing of a charge on, any of these interests; and

(h.4)  formation of joint ventures or signing of partnerships of any type, or cancellation or renewals of such partnerships, by the Company or by its subsidiaries, or affiliated companies.

Sole Paragraph — Service of process on the Company shall be valid only when served on the Chief Executive Officer and one (1) other Statutory Executive Officer.

CHAPTER V
THE AUDIT BOARD

Clause 24 — The Audit Board is a non-permanent body, and shall be duly installed upon request of the shareholders, in accordance with the applicable laws. One installed, the Audit Board shall be comprised by three (3) to five (5) sitting members and an equal number of substitute members, appointed by the Shareholders Meetings, and shall be govern by the applicable laws and rulings, by these Bylaws and by its Internal Rules.

§ One — The investiture of the members of the Audit Board shall be conditioned to the previous subscription of the Statement of Consent of the Members of the Audit Board in accordance with the provisions of the Novo Mercado Rules, as well as compliance with applicable legal requirements.

§ Two — In the event of impediment or absence of any member, or a vacancy, members of the Audit Board shall be replaced by their respective substitute members.

§ Three — The sitting members of the Audit Board shall be entitled to receive a fixed compensation determined by the Shareholders Meeting, respected the minimum legal limit, and shall not be entitled to receive any additional compensation of the Company, by any company controlled by it or colligated, except if this additional compensation arises from, or is related to, services rendered to the Company prior to its appointment, or may not compromise the exercise of the duties of audit board member.

CHAPTER VI

THE STATUTORY AUDIT COMMITTEE

Clause 25 — The Company shall have a Statutory Audit Committee (“SAC”), a collegiate body of advice and instruction directly related to the Company’s Board of Directors, with the purpose of supervising the quality and integrity of financial reports, adherence to legal, statutory and regulatory laws, adequacy of processes related to risk management and activities of internal and independent auditors.

§ One — The SAC shall have its own Internal Rules, approved by the Board of Directors, which shall provide in detail its duties, as well as operational procedures, in compliance with the laws in force and the rules issued by the regulatory bodies of the capital markets and stock exchanges in which the Company’s securities are listed.

§ Two — The SAC is a permanent body, and shall be comprised by, at least, three (3) and, at most, five (5) members, with a two (2) year term of office, appointed and removed by the Board of Directors, that meet the independence requirements and provided that, at least one (1) member, has recognized experience in matters of corporate accounting, as set forth in the Internal Rules of the SAC, in the applicable legislation and in the rules issued by the regulatory bodies of the capital markets and stock exchanges in which the securities are listed of the Company. The SAC shall have a Coordinator, whose activities shall be defined in the Internal Rules of the SAC.

§ Three — It is prohibited the participation of the Company’s Statutory Executive Officers, its controlled, controlling, colligated or companies in common control, direct or indirectly, in the SAC.

§ Four — The SAC shall have the following duties:

(a)                                review the quarterly financial information, interim financial statements and financial statements;

(b)                                supervise the financial area;

(c)                                 ensure that the Statutory Executive Board of Officers develops reliable internal controls;

(d)                                ensure that the internal audit perform its duties and that the external auditors analyze, through its own review, the practices of the Statutory Executive Board of Officers and internal audit;

(e)                                 establish with the external audit the work plan and the fee proposal;

(f)                                  recommend to the Board of Directors the hiring, compensation and replacement of the external audit;

(g)                                interact with the external audit on matters related to the audit procedure;

(h)                                evaluate, monitor and recommend to management the correction or  improvement of the Company’s internal policies, including the policy of related party transactions; and

(i)                                   evaluate and monitor the Company’s risk exposures.

§ Five — The Board of Directors shall determine the compensation of the SAC’s members, as well as the budget to cover the costs of its function.

§ Six — The SAC shall have the means necessary to receive and process complaints, including confidential, internal and external to the Company, regarding noncompliance with legal and regulatory provisions applicable to the Company, in addition to internal rules and codes, including specific procedures for the protection of the provider and the confidentiality of the complaint.

CHAPTER VII

FINANCIAL STATEMENTS AND ALLOCATION OF NET PROFIT

Clause 26 — The business year shall coincide with the calendar year, thus terminating on December 31 of each year, when the financial statements shall be prepared, together with which the management bodies shall submit to the Annual Shareholders Meeting a proposal for allocation of the net profit for the fiscal year ending on December 31 of the previous year (“Fiscal Year”), subject to deductions, in the following order, in accordance with law:

(a)                                a minimum of five percent (5%) for the Legal Reserve, until it reaches twenty percent (20%) of the registered capital, provided that in the fiscal year in which the balance of the legal reserve added by the capital reserve amounts exceed thirty percent (30%) of the capital stock, it will not be mandatory to allocate part of the net income for the fiscal year to the legal reserve;

(b)                                the amounts allocated to Contingency Reserves, if constituted;

(c)                                 the amount necessary for the payment of the minimum mandatory dividend which, in each Fiscal Year, shall be equivalent to the lowest amount between: (i) twenty-five percent (25%) of the annual net profit adjusted in accordance with article 202 of the Corporations Law or (ii) ten percent (10%) of the consolidated

Operational Cash Flow Generation in the respective Fiscal Year, calculated in accordance with Paragraph 3 of this Clause; and

(d)                                the balance, if any, shall be allocated in such a way as the Statutory Executive Board of Officers propose and the Board of Directors recommends, and the Shareholders Meeting approves, pursuant to the terms of the Corporations Law, and up to ninety percent (90%) may be allocated to the Capital Increase Reserve, for the purpose of ensuring adequate operational conditions. This reserve may not exceed eighty percent (80%) of the registered capital. The remainder shall be allocated to the Special Reserve under these Bylaws for ensuring continuity of semi-annual distribution of dividends, until such reserve reaches twenty percent (20%) of the registered capital.

§ One — As provided for in article 197 of the Corporations Law and its subparagraphs, in any business year in which the amount of obligatory dividend, calculated in accordance with article 202 of that same law and these Bylaws, exceeds the realized portion of the net profit for the business year, the Shareholders Meeting may, on a proposal by the management bodies, allocate the difference to constitution of a Future Earnings Reserve.

§ Two — Under article 199 of the Corporations Law, the balance of profit reserves, other than the reserves for contingencies and future earnings, may not exceed the registered capital. When this limit is reached the Shareholders Meeting shall decide on the application of the excess amount, either for paying-in or for increase of the registered capital, or in distribution of dividends.

§ Three — For the purposes of calculating the amount to be paid as minimum mandatory dividends set forth in line “c” of Clause 26, consolidated “Operational Cash Generation” means the result of the following formula:

GCO = Adjusted EBITDA — Maintenance Capex

Where:

“GCO” means the consolidated Generation of Operational Cash of the Fiscal Year, expressed in national currency.

“EBITDA” means the net profit of the Fiscal Year of the Company expressed in national currency, before the income tax and social contribution on net income, financial income and expenses, depreciation, amortization and depletion.

“Adjusted EBITDA” means the EBITDA excluding items not recurrent and/or not cash and gains (losses) arising from changes in fair value of sale of the biological assets.

“Maintenance Capex” means the amount, expressed in national currency, of the investments in maintenance executed in the Fiscal Year.

§ Four — Upon the resolution of the Shareholders Meeting, the Company may distribute dividends higher than the mandatory dividends set forth in line “c” of this Clause.

§ Five — The Shareholders Meeting may allocate a participation in the profits to the members of the Board of Directors and the Statutory Executive Board of Officers, in the circumstances and within the form and limits allowed by law.

Clause 27 — On a proposal by the Statutory Executive Board of Officers, approved by the Board of Directors, the Company may pay a compensation to the shareholders, as interest on their equity, up to the limit established by article 9 of Law No. 9,249, December 26, 1995; and in accordance with sub-paragraph 7 of that article any amounts thus disbursed may be deemed part of the obligatory dividend provided for by law and by these Bylaws.

Clause 28 — Interim financial statements shall be prepared on the last day of June of each year, and the Statutory Executive Board of Officers may:

(a)                                declare a semi-annual dividend, on account of the annual dividend;

(b)                                raise interim financial statements and declare dividends for shorter periods, on account of the annual dividend, as long as the total of the dividends paid in each half of the business year does not exceed the amount of the capital reserves; and

(c)                                 declare interim dividends on account of retained earnings or on account of profit reserves existing in the previous annual or half yearly financial statements, on account of the annual dividend.

Clause 29 — The annual financial statements shall, obligatorily, be audited by external auditors registered with the CVM. Such auditors shall be chosen and/or dismissed by the Board of Directors, subject, as the case may be, to the terms of paragraph 2 of article 142 of the Corporations Law.

CHAPTER VIII

TENDER OFFER IN CASE OF ACQUISITION OF RELEVANT INTEREST

Clause 30 — Any Person (as defined in paragraph one below) solely or jointly with another Bound Person(s), shareholder(s) or not of the Company, which subscribes, acquires or, in any other form, including, without limitation, by means of exchange, conversion, corporate reorganization (including, but not limiting to the merger of the Company and/or of its shares or the merger by the Company of other company or the shares thereof), or even upon acquisition of preemptive rights and/or subscription of shares or other securities issued by the Company convertible into shares or which give the right to its subscription or purchase of shares of the Company, becomes holder, directly or indirectly, in Brazil or offshore, of Relevant Interest (as defined in paragraph one below) the Company shall, within the maximum term of thirty (30) days counting from the date of the event which results in the ownership of the Relevant Interest, launch or, in the case of a registered tender offer in the terms of CVM Rule 361/02, file a registry request before CVM of, an OPA for the acquisition of the totality of the  shares issued by the Company, which shall be liquidated in the maximum term of (a) forty eight (48) days counting from the launch of the offer not subject to registration, and (b) one hundred and eighty (180) days counting from the date of registry filing, in the case of an offer subject to registration, in the terms of the law and applicable legislation, except for certain delays which do not arise from any act or omission of the offeror.

§ One — For the purposes of these Bylaws:

(a)                                “Derivatives” means any derivatives liquidated in shares issued by the Company and/or by means of payment in currency, traded on the stock exchange, organized or privately traded, that are referenced in shares or any other security issued by the Company;

(b)                                “Other Rights of Corporate Nature” means (i) usufruct or trust on shares issued by the Company, (ii) options to purchase, subscribe or exchange, for any purpose, that may result in the acquisition of shares issued by the Company; or (iii) any other right that permanently or temporarily secures political or shareholder rights over shares issued by the Company, including American Depositary Receipts (ADRs);

(c)                                 “Relevant Interest” means the amount of shares issued by the Company (or its legal successors) in a percentage equal to or greater than twenty percent (20%) of the total shares issued by it;

(d)                                “Person” means any person including, without limitation, any natural or legal person, investment fund, condominium, securities portfolio, universality of rights, or other form of organization, resident, domiciled or headquartered in Brazil or abroad;

(e)                                 “Bound Person” means any Person or group of Persons bound by a voting agreement or similar agreement, or acting jointly representing the same interests. Examples of group of persons acting jointly representing the same interests are those (i) that are directly or indirectly controlled or administered by a person belonging to the group of Persons, (ii) who controls or administers, under any form, a Person belonging to the group of Persons, (iii) that is directly or indirectly controlled or administered by any Person who directly or indirectly controls or manages a person who is a member of the Group of Persons, (iv) in which the Controlling Shareholder of such person belonging to the Group of Persons holds, directly or indirectly, a corporate interest equal to or greater than twenty percent (20%) of the voting capital, (v) in which such Person belonging to the group of persons holds, directly or indirectly, a corporate interest equal to or greater than twenty percent (20%) of the voting capital or (vi) holds, directly or indirectly, a corporate interest equal to or greater than twenty percent (20%) of the voting capital of the person belonging to the group of Persons.

§ Two — The OPA shall be (i) addressed to all shareholders of the Company, (ii) executed in an auction to be held at B3, (iii) launched at the price determined in accordance with the provisions of Paragraph Three below and (iv) paid at sight, in national currency, against the acquisition in the OPA of shares issued by the Company.

§ Three — The acquisition price of each share issued by the Company in the OPA will be the highest of the following values:

(a)                                Economic Value (as defined in the caput of Clause 35 below) defined in a valuation report drafted in accordance with the provisions and following the procedures set forth in Clause 35 of these Bylaws; and

(b)                                one hundred and forty-five percent (145%) of the highest unit quotation of shares issued by the Company on any stock exchange in which the Company’s shares are traded, during the period of twenty-four (24) months prior to the OPA, duly updated by the reference rate of monetary adjustment of the Special Settlement and Custody System — SELIC (or the index that replaces it) up to the time of payment.

§ Four — The execution of the OPA mentioned in the caput of this Clause shall not exclude the possibility of a third party submitting a competing OPA, in accordance with the applicable regulations.

§ Five — The Person shall be obliged to comply with any requests or requirements of the CVM regarding the OPA, within the maximum periods prescribed in the applicable regulations.

§ Six — In the event that a Person does not comply with the obligations imposed by this clause, including with respect to meeting the maximum terms (i) for the execution of the OPA or (ii) to attend to any requests or requirements of the CVM, the Company’s Board of Directors shall call an Extraordinary General Meeting, in which such Person may not vote, to resolve the suspension of the exercise of the rights of the Person who has not complied with any obligation imposed by this Clause, as provided in article 120 of the Corporations Law.

§ Seven — Any person who acquires or becomes holder, in Brazil or abroad, of other rights, including (i) Other Rights of Corporate Nature of shares issued by the Company, or that may result in the acquisition of shares issued by the Company or (ii) Derivatives (a) that give rise to the Company’s shares or (b) which give the right to receive the corresponding amount of the Company’s shares, which results in such Person becoming a holder of a Relevant Interest, shall be equally obliged to, in the maximum term of 30 (thirty) days as from the date of the event that resulted in the ownership of the Relevant Interest, launch or, in the case of an offer to be registered pursuant to CVM Rule 361/02, file a request for registration with the CVM of an OPA for the acquisition of the totality of the shares issued by the Company, observing the provisions of this Clause 30.

§ Eight — The obligations contained in article 254-A of the Corporations Law and Clauses 31, 32 and 33 of these Bylaws exclude the fulfillment by the Person holding a Relevant Interest of the obligations contained in this clause.

§ Nine — For the purposes of calculating the percentage of twenty percent (20%) of the total of the shares issued by the Company to calculate the Relevant Interest, as described in line “c” of Paragraph One of this Clause, will not be computed the involuntary increases of equity interest resulting from cancellation of shares in treasury or redemption of shares.

§ Ten — If CVM regulations applicable to the OPA determines the adoption of a calculation criterion for the determination of the acquisition price in the OPA of each share issued by the Company that results in a purchase price higher than that determined in the terms of Paragraph Three above, the acquisition price calculated in accordance with CVM regulations shall prevail at the time of the OPA.

§ Eleven — The provisions of this Clause 30 do not apply to the direct and indirect controlling shareholders of the Company on September 29, 2017, and to its Successors (defined below).

§ Twelve — For the purposes of paragraph eleven of Clause 30 above, “Successors” of the direct and indirect controlling shareholders of the Company, their respective spouses, companions, heirs, legatees, assigns and successors who, for any reason, including corporate reorganizations, become holders of the shares (and/or of the voting rights inherent to them) and/or Other Rights of Corporate Nature related to the shares held or which will be held by the direct and indirect controlling shareholders of the Company on September 29, 2017.

CHAPTER IX
SALE OF CONTROL

Clause 31 — The Sale of Control of the Company, either through a single transaction or through successive transactions, shall be contracted under a suspensive or resolutive condition that the acquirer of the Power of Control undertakes to execute a OPA for the acquisition of shares issued by the Company that the other shareholders hold, observing the conditions and terms established in the current legislation and in the Novo Mercado Listing Rules, in order to assure them equal treatment to that given to the Selling Controlling Shareholder.

§ One — For purposes of these Bylaws, “Sale of the Company’s Control” means the transfer to third parties, for consideration, of the Controlling Shares.

§ Two — For the purposes of these Bylaws, the “Controlling Shares” means the shares which assure, directly or indirectly, to their holder(s) the individual and/or shared right to exercise of the Power of Control of the Company, as defined in Paragraph Four of this Clause 31.

§ Three — For purposes of these Bylaws, “Controlling Shareholder” means the shareholder or the group of shareholders, as defined in the Novo Mercado Rules (“Group of Shareholders”), exercising the Power of Control (as defined in Paragraph Four below).

§ Four — For the purposes of these Bylaws, the term “Power of Control” means the power effectively used to direct the corporate activities and orient the functioning of the Company’s organs, directly or indirectly, in fact or in law, regardless of the equity interest held. There is a relative presumption of ownership of the Power of Control in relation to the person or Group of Shareholders who holds shares that have assured him an absolute majority of the votes of the shareholders present at the last three Shareholders Meetings of the Company, even though he is not the owner of the shares which ensure an absolute majority of the voting capital.

Clause 32 — The tender offer referred to in the previous Clause shall be:

(a)                                 when there is an onerous transfer of rights to subscribe for shares and other securities or rights related to securities convertible into shares, which may result in the Sale of the Company’s Control; or

(b)                                 in the event of Sale of the Company’s Control, in which case the Selling Controlling Shareholder will be obliged to declare to B3 the amount attributed to the Company in such sale and attach documentation which confirms such value.

Clause 33 — Any person who, through a private share purchase agreement entered into with the Controlling Shareholder of the Company, involving any number of shares, acquires the Power of Control of the Company, shall be obliged to:

(a)                                 execute the tender offer referred to in Clause 31 of these Bylaws; and

(b)                                 pay, in the terms indicated below, an amount equivalent to the difference between the price of the tender offer and the amount paid per share that may have been acquired on the stock exchange in the six (6) months prior to the date of acquisition of the Power of Control, duly updated until the date of the payment. The said amount shall be distributed among all persons who sold shares of the Company at the trading sessions in which the buyer made the acquisitions, proportionally to the daily net selling balance of each one, being  B3 responsible for operating the distribution, pursuant to its regulations.

Clause 34 — The Company will not register any transfer of shares to the acquirer of the Power of Control, or to those who come to hold the Power of Control, as long as it does not subscribe to the Instrument of Consent of the Controlling Shareholders, as provided for in the Novo Mercado Listing Rules. The Company will also not register a shareholders agreement regarding the exercise of the Power of Control until its signatories do not sign the Instrument of Consent of the Controlling Shareholders.

CHAPTER X

CANCELLATION OF THE REGISTRY AS A PUBLICLY-HELD COMPANY

Clause 35 — The cancellation of the Company’s registry as a publicly-held company will be preceded by an OPA, to be effected by the Company itself or by the  shareholders or Group of Shareholders that hold the Company’s Power of Control, at least for its respective Economic Value, to be determined in a valuation report drafted pursuant to Paragraphs 1 to 3 of this Clause (“Economic Value”), in compliance with the applicable legal and regulatory rules.

§ One — The appraisal report referred to in the caput of this clause shall be prepared by a specialized institution or company, with proven experience and independent as to the decision-making power of the Company, its managers and Controlling Shareholder(s), and the valuation report shall also satisfy the requirements of paragraphs 1 and 6 of article 8 of the Corporations Law.

§ Two — The choice of the institution or specialized company responsible for determining the Economic Value of the Company is of the exclusive competence of the Shareholders Meeting, as from the presentation by the Board of Directors of a triple list, and the respective resolution, not counting blank votes, be taken by a majority of the votes of the shareholders representing the Outstanding Shares present at that Meeting, which, if installed in the first call, shall be attended by shareholders representing at least twenty percent (20%) of the total Outstanding Shares, or that, if installed on second call, may count on the presence of any number of shareholders holding Outstanding Shares. For the purposes of these Bylaws, “Outstanding Shares” means all shares issued by the Company, except those (i) owned, directly or indirectly, by the Controlling Shareholder (as defined in Paragraph Three of Clause 31) or persons related thereto; (ii) in the Company’s treasury; (iii) held by a company controlled by the Company and (iv) directly or indirectly held by the managers of the Company.

§ Three — The costs incurred in the preparation of the valuation report shall be borne entirely by the offeror.

CHAPTER XI
WITHDRAW FROM NOVO MERCADO

Clause 36 — The Company may withdraw the Novo Mercado at any time, provided that the exit is (i) previously approved at a shareholders meeting, called pursuant to Clause 7, Sole Paragraph of these Bylaws and (ii) communicated to B3 in writing with at least thirty (30) days in advance. The exit of the Novo Mercado will not imply for the Company the loss of the status of publicly-held company registered in B3.

Clause 37 — In the event that the Company’s withdraw from the Novo Mercado is resolved or if such withdraw is due to a corporate reorganization operation, in which the securities issued by the company resulting from such reorganization are not admitted to trading on the Novo Mercado within one hundred and twenty (120) days as from the date of the shareholders meeting that approved such transaction, the shareholder or Group of Shareholders that holds the Company’s Power of Control shall effect a tender offer for the acquisition of shares belonging to the other shareholders of the Company, whose minimum price to be offered shall correspond to the Economic Value determined in a valuation report prepared in accordance with the first to third paragraphs of Clause 35 above, in compliance with applicable legal and regulatory standards.

Clause 38 — In the event there is no Controlling Shareholder, in case the Company’s withdraw from the Novo Mercado is deliberated so that the securities issued by it will be registered for trading outside the Novo Mercado, or by virtue of a corporate reorganization transaction, by which the company resulting from this transaction does not have its securities admitted to trading on the Novo Mercado within a period of one hundred and twenty (120) days as of the date of the shareholders meeting that approved said transaction, the withdraw will be conditioned to the execution of a tender offer for the acquisition of shares in same conditions set forth in the Clause above.

§ One — The referred shareholders meeting shall define the person(s) responsible for conducting the tender offer for the acquisition of shares, that, present at the shareholders meeting, shall expressly assume the obligation to perform the offer.

§ Two — In the absence of a definition of those responsible for conducting the tender offer for the acquisition of shares, in the event of a corporate reorganization transaction, in which the Company resulting from such reorganization does not have its securities admitted to trading on the Novo Mercado, it will be up to the shareholders who voted in favor of the corporate reorganization to carry out the referred offer.

Clause 39 — The Company’s withdraw from the Novo Mercado due to noncompliance with the obligations set forth in the Novo Mercado Listing Rules is conditioned to carrying out a tender offer for the acquisition of shares, at least, by the Economic Value of the shares, to be determined in the valuation report to which the first to third paragraphs of Clause 35 above refer to, in compliance with applicable legal and regulatory rules.

§ One — The Controlling Shareholder shall effect the tender offer for the acquisition of shares set forth in caput of this Clause.

§ Two — In the event that there is no Controlling Shareholder and the withdrawal from the Novo Mercado referred to in the caput results from a resolution of the shareholders meeting, the shareholders that voted in favor of the resolution that implied the respective noncompliance shall carry out the tender offer for the acquisition of shares provided for in the caput.

§ Three — In the event that there is no Controlling Shareholder and the withdrawal from the Novo Mercado referred to in the caput occurs due to an act or fact of the management, the Company’s Managers shall call a shareholders meeting whose agenda shall be the resolution on how to remedy the noncompliance with the obligations Novo Mercado Rules or, if applicable, resolve on the Company’s withdrawal from the Novo Mercado.

§ Four — In case the shareholders meeting referred to in Paragraph Three above decides that the Company should withdraw from Novo Mercado, such shareholders meeting shall define the person(s) responsible for conducting the public tender offer provided for in the caput, who, present at the meeting, shall expressly assume the obligation to conduct the tender offer.

Clause 40 — It is possible to formulate a single OPA for more than one of the purposes set forth in Sections IX and X, the Novo Mercado Rules, the Corporations Law or the regulations issued by the CVM, provided that it is possible to reconcile all the proceedings of all the modalities of the tender offer, there is no loss to the recipients of the offer and the authorization of the CVM is obtained when required by the applicable laws.

Clause 41 — Any Person who holds Outstanding Shares of the Company, in an amount greater than five percent (5%) of the total shares issued by the Company and that wishes to carry out a new acquisition of shares issued by the Company (“New Acquisition”), shall be obliged, prior to each New Acquisition, to communicate in writing to the Company’s Investor Relations Officer, at least three (3) business days prior to the date of the New Acquisition: (i) the number of Outstanding Shares that it intends to acquire; (ii) the intention to acquire; (iii) if it has an interest to appoint a member to the Board of Directors or to the Company’s Audit Board; (iv) the source of the resources that will be used for such acquisition and (v) the strategic plans related to its investment in the Company.

§ One — In addition, the Person characterized in the caput of this Clause will be obliged to make each New Acquisition in B3, being prohibited to carry out private or over-the- counter market trades.

§ Two — The Investor Relations Officer is authorized, on his own initiative or in response to a request made by the regulatory bodies, to request that the Company’s shareholders or Group of Shareholders report their direct and/or indirect shareholding composition, as well as the composition of the Its direct and/or indirect control block and, if applicable, the corporate and corporate group, in fact or in law, of which they form part.

§ Three — In the event that the Person does not comply with the obligations imposed by this Clause, the provisions of Clause 30, Seventh Paragraph, above.

CHAPTER XII
LIQUIDATION

Clause 42 — The Company shall enter into liquidation in the circumstances provided for by law, and the Shareholders Meeting shall determine the manner of liquidation and appoint the liquidator who shall function during the period of liquidation.

CHAPTER XIII
ARBITRATION PROCEEDING

Clause 43 — The Company, its shareholders, managers and members of the Audit Board undertake to resolve, through arbitration, before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), any and all disputes or controversies that may arise between them, relating to or arising from, in special, the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in the Corporations Law, in these Bylaws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by the CVM, as well as in the other rules applicable to the operation of the capital markets in general, in addition to those contained in the Novo Mercado Rules, the Novo Mercado Listing Agreement, the Market Arbitration Chamber Arbitration Regulation and of the Sanctions Regulation.

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